Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 396,759,600.00	0.0001381	$ 54,792.50
Fees Previously Paid
	Total Transaction Valuation:	$ 396,759,600.00
	Total Fees Due for Filing:			$ 54,792.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 54,792.50
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 15,870,384 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.00 per share, which represents the Fund's net asset value as of October 31, 2025. (2) Calculated at $138.10 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, which is effective October 1, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A